                                                                    EXHIBIT 11.0

                   ON TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                  Exhibit 11.0
           Computation of Pro Forma Net (Loss ) Income Per Share (1)
                 (dollars in thousands, except per share data)


                                                   December 31            December 31            December 31
                                                       1996                  1995                    1994
                                                       ----                   ----                   ----
Net  (Loss) Income                                 $      (15,861)        $        3,672          $       (4,099)
                                                 =================      ================        ================
Pro Forma Earnings Per Share
Weighted Average Common and
   Common Equivalent Shares
   Outstanding                                         10,853,814              9,086,764               3,858,608
Conversion of Preferred Stock                                 ---                    ---               2,805,247
Dilutive Effect of Common Equivalent
 Shares Issued Subsequent to May 23, 1994 (2)                 ---                    ---                 287,981
                                                  -----------------      ----------------        ----------------
                                                       10,853,814              9,086,764               6,951,836
                                                  =================      ================        ================
Pro Forma Net (Loss) Income Per Common
   and Common Equivalent Share                      $       (1.46)        $         0.40          $        (0.59)
                                                  =================      ================        ================

(1) Fully dilutive pro forma net (loss) income per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options issued at prices below the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for 1995 and 1994. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.

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